Exhibit 10.2
ELEVENTH AMENDMENT TO LEASE
THIS ELEVENTH AMENDMENT TO LEASE (this “Eleventh Amendment”) is entered into as of this 3rd day of April, 2013 (the “Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006, as amended by that certain First Amendment to Lease dated as of October 24, 2007, that certain Second Amendment to Lease dated as of September 30, 2008, that certain Third Amendment to Lease dated as of April 29, 2009, that certain Fourth Amendment to Lease dated as of December 3, 2009 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of February 11, 2010, that certain Sixth Amendment to Lease dated as of June 4, 2010, that certain Seventh Amendment to Lease dated as of December 22, 2010, that certain Eighth Amendment to Lease dated as of August 1, 2011, that certain Ninth Amendment to Lease dated as of September 30, 2011 and that certain Tenth Amendment to Lease dated as of October 25, 2012 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 755, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings” and each, a “Building”);
B.WHEREAS, Landlord and Tenant desire to extend the Term for a portion of the Premises; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Eleventh Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Eleventh Amendment, is referred to herein as the “Amended Lease.”
2.Current Premises. Landlord and Tenant conclusively agree that as of the Execution Date, (a) the Premises is comprised of the spaces set forth in Exhibit A attached hereto and (b) the Rentable Area for each portion of the Premises, the Existing Project, the New Greenburgh Project (as defined below) and the Entire Project is as set forth in Exhibit A attached hereto, subject to adjustment as set forth in the Amended Lease.
3.Project Definitions.
3.1.    Notwithstanding anything to the contrary, the term “Existing Project” as used in the Amended Lease is hereby amended to mean, collectively, that certain portion of the Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, under, around and together with the 765 Building, the 767 Building, the 769 Building, the 771 Building and the 777 Building.
3.2.    From and after the Execution Date, the term “New Project” as used in the Lease shall mean the “New Greenburgh Project”. “New Greenburgh Project” means, collectively, that certain portion of the Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, under, around and together with the 735 Building, the 745 Building and the 755 Building.

BMR form dated 9/5/12

3.3.    Notwithstanding anything to the contrary, the term “Entire Project” as used in the Amended Lease is hereby amended to mean, collectively, the Existing Project, the New Greenburgh Project and any other portion of the Property not included in the Existing Project or the New Greenburgh Project and all landscaping, parking facilities, buildings and other improvements and appurtenances related to such portion of the Property.
4.Extension Term.
4.1.    The Term with respect to the New Premises (i.e., the 735 Building and the 745 Building) and the 755 Premises (collectively, the “Extension Premises”) is hereby extended for five (5) years and the Term Expiration Date with respect to the Extension Premises is hereby amended to be June 30, 2029, as may be extended pursuant to Section 4.2 or as otherwise set forth in the Lease (the “Extension Premises Term Expiration Date”). The period of time from July 1, 2024 through June 30, 2029 is referred to herein as the “Extension Term.” For purposes of clarity, the Term Expiration Date for all portions of the Premises other than the Extension Premises (such portions, the “Expiration Premises”) shall continue to be June 30, 2024 (the “Expiration Premises Term Expiration Date”), subject to certain early termination rights and extension rights as set forth in the Amended Lease. Any surrender of the Expiration Premises (or then-applicable portion thereof) shall be in accordance with the terms of the Amended Lease with respect to surrendering Premises. From and after the date that Tenant actually surrenders any portion of the Expiration Premises to Landlord in accordance with the terms of the Lease, the “Premises,” as defined in the Lease, shall no longer include such surrendered portion of the Expiration Premises.
4.2.    Only to the extent that the Term Expiration Date of the Mt. Pleasant Lease (as defined below) is extended pursuant to Sections 4.1(d) or 5.1(d) thereof, the Extension Premises Term Expiration Date shall be automatically extended for an equal number of days.
5.Extension Premises Basic Annual Rent. Notwithstanding anything to the contrary in the Amended Lease, commencing on the first day of the Extension Term and continuing through the Extension Premises Term Expiration Date, Basic Annual Rent for the Extension Premises shall be at an initial rate equal to Fifty-Five and 00/100 Dollars ($55.00) per square foot of Rentable Area of the Extension Premises per year, and shall be payable in accordance with the terms for payment of Basic Annual Rent set forth in the Amended Lease. The parties agree that the Rentable Area of the Extension Premises is three hundred sixty thousand five hundred twenty (360,520) square feet, as set forth on Exhibit A. Basic Annual Rent for the Extension Premises shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent for the Extension Premises, with the first such increase occurring as of July 1, 2025; provided, however, that if the Extension Premises Term Expiration Date is extended pursuant to Section 4.2, then the Basic Annual Rent annual escalation provided for in this Section that would otherwise be scheduled for July 1, 2029 (and each July 1 thereafter) shall not occur. For the sake of clarity, nothing in the immediately preceding sentence shall affect any Basic Annual Rent escalations provided for as a result of Tenant’s exercise of any Option to extend the Term.
6.Condition of Extension Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Extension Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Extension Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Extension Premises, except as may be expressly provided in the Lease; provided, however, that nothing in this Section shall limit Landlord’s repair and maintenance obligations set forth under the Amended Lease.
7.Expansion of Core Campus. Notwithstanding anything to the contrary in the Lease (including Section 8.8 thereof), the definition of “Core Campus” and the Rentable Area of the Entire Project shall not be expanded to include (a) Building 8 until the Building 8 Operating Expense Commencement Date and (b) Building 9 until the Building 9 Operating Expense Commencement Date. “Building 8,” “Building 9,” the “Building 8 Operating Expense Commencement Date” and the “Building 9 Operating Expense Commencement Date” shall have the meanings given to them in that certain Mt. Pleasant Lease (the “Mt. Pleasant Lease”) dated as of even date herewith, by and between Landlord and Tenant.

8.CAM Pools.
8.1.    Notwithstanding anything to the contrary contained in the Lease, if the Exclusive Parking Garage (as defined in the Mt. Pleasant Lease) is constructed, then for purposes of calculating the CAM Pool Charges relating to surface parking maintenance only, the Rentable Area for the Entire Project shall be deemed not to include the Rentable Area of Building 8 and Building 9.
8.2.    The term “CAM Pool,” as used in the Amended Lease, means each pool of CAM Pool Charges.
9.Repairs and Maintenance.
9.1.    Section 19.1 of the Lease is hereby deleted in its entirety and replaced with the following:
“Landlord shall repair and maintain in good condition the Common Areas and the structural, exterior and base building portions (interior and exterior) of the Buildings, including grounds, roofing and covering materials, foundations, exterior walls, plumbing (excluding eye wash, safety showers, specialty gas, and laboratory services, including RODI), fire sprinkler systems (if any), heating, ventilating, air conditioning, base building management systems, elevators, and electrical systems. Provided (a) Tenant then leases and occupies all of the 735 Building, the 745 Building and the 755 Building, (b) the applicable recurring maintenance work is completely within the 735 Building, the 745 Building and/or the 755 Building and (c) the applicable recurring maintenance work does not affect any other tenant of the Entire Project (even in a de minimis amount), then Tenant shall have the right to review and modify the scope of such contracted recurring maintenance work (whether such contract was entered into prior to, on or after the Execution Date of the Eleventh Amendment), including to add additional scope (the “Tenant Reviewed Recurring Maintenance”). The review right (but not the modification right) in the immediately preceding sentence includes the right to review provisions of the applicable contract that are reasonably necessary to analyze the applicable scope of work set forth therein. If Tenant requests any modifications to the scope of the Tenant Reviewed Recurring Maintenance, Landlord shall use reasonable efforts to accommodate the same; provided, however, that any and all additional costs incurred by Landlord as a result of such modifications shall be included as part of Operating Expenses, subject to the CAM Pools. Notwithstanding anything to the contrary in this Lease, Landlord shall have no responsibility to maintain or repair any vivarium(s) or data center(s) (or any equipment or systems that solely service such areas). Tenant shall have sole responsibility to maintain and repair the vivarium(s) and data center(s) (and any equipment and systems that solely service such areas). Landlord shall maintain the Common Areas in accordance with its property maintenance protocols as established from time to time in accordance with Landlord’s reasonable determinations of appropriate property maintenance protocols. Upon Tenant’s request, Landlord shall explain such protocols and consider Tenant’s comments. Any actual out-of-pocket costs related to the repair or maintenance activities specified in this Section 19.1 shall be included as a part of Operating Expenses subject to the CAM Pools, except Tenant shall pay for such repairs and maintenance to the extent that such repairs and maintenance are: (i) required in whole or in part because of any act, neglect, fault or omissions of Tenant (where there is a duty to act), its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance; and (ii) not paid out of insurance proceeds. Landlord shall perform all work and have its contractors perform all work in accordance with Applicable Laws.”

9.2.    Exhibit T to the Lease is hereby deleted in its entirety.
10.HVAC. Article 49 of the Lease is hereby deleted in its entirety and replaced with the following:
“HVAC. For the entire Premises (subject to the last sentence of Section 8.1), excluding any vivarium or data centers (the “Landlord’s HVAC Premises”), Landlord shall: (a) maintain and operate (except that, to the extent Tenant leases the entirety of the 735 Building, the 745 Building and/or the 755 Building, Tenant shall operate and control (with respect to such Building(s)), including managing set points and sequence of operations) the heating, ventilating and air conditioning systems (“HVAC”) in good working order; and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides or as to any special requirements that arise from Tenant’s particular use of the Premises) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, 365 or 366 days a year, provided Tenant complies with the next sentence, if applicable. To the extent Landlord operates and controls any HVAC systems serving the Premises, and if Tenant will require HVAC outside normal business hours of business days (as reasonably designated by Landlord) in Landlord’s HVAC Premises (“Overtime HVAC”), Landlord shall be obligated to provide Overtime HVAC only if Tenant requests it by 4 p.m. on the immediately preceding business day. To the extent that Tenant occupies the Premises for laboratory purposes, Tenant directs Landlord to provide Overtime HVAC at all times outside normal business hours of business days (as reasonably designated by Landlord), pending further written notice from Tenant. For the avoidance of doubt, the immediately preceding sentence does not apply to any portion of the Premises in which Tenant operates and controls the HVAC systems. Tenant shall pay, as part of Tenant’s contribution to Operating Expenses in accordance with the CAM Pools, all of Landlord’s actual total cost of providing HVAC and Overtime HVAC, as Landlord reasonably calculates such actual total cost. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services, provided that Landlord diligently uses commercially reasonable efforts to cure any such interruption or impairment as quickly as reasonably possible. Any right to operate and control HVAC is personal to the initial Tenant under this Lease and shall not be assigned or otherwise transferred to any other tenant, subtenant or other transferee.”
11.Excluded Services. Exhibit P of the Lease is hereby deleted in its entirety and replaced with Exhibit P attached hereto as Schedule I.
12.Right of First Refusal/Right of First Offer.
12.1.    The first paragraph of Article 45 of the Lease is hereby deleted in its entirety and replaced with the following:
“During the Term (through the Extension Premises Term Expiration Date), Tenant shall have a right of first refusal (“ROFR”) to lease any ROFR Premises if and when Landlord determines to seek a new tenant for such ROFR Premises (the “Available Premises”). The “ROFR Premises” means only any undeveloped portion of the Property on the Greenburgh portion of the Entire Project on which Landlord intends to construct a new building (as opposed to space in an existing building and other than the Premises), excluding any such space for which Tenant has ever previously received a ROFR Notice but not exercised the ROFR. If Landlord and a potential third party tenant execute a letter of intent containing the material terms and conditions for leasing Available Premises, Landlord shall provide notice thereof to Tenant (the “ROFR Notice”), specifying such terms and conditions of the proposed lease of the Available Premises (the “ROFR Lease”).”
12.2.    Section 45.2 of the Lease is hereby deleted in its entirety and replaced with the following:
“If Tenant within the ROFR Response Period notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the ROFR Notice, then, as of the proposed commencement date of the ROFR Lease, the Available Premises shall be added to the Premises under this Lease, upon the following terms and conditions: (a) the terms and conditions set forth in the ROFR Notice and (b) except to the extent inconsistent with (a) above, the terms and conditions of this Lease. In any event, however, the termination date for the Available Premises shall be the same as the term expiration date of the ROFR Lease as set forth in the ROFR Notice. Tenant shall, upon Landlord’s request, promptly enter into an amendment to this Lease to confirm the addition of the Available Premises to the Premises as provided for in this Section and, if a memorandum of lease has been recorded as provided for in Section 43.8, the parties shall enter into and record an amendment to the memorandum of lease in accordance with Section 43.8.”
12.3.    Section 45.6 of the Lease is hereby deleted in its entirety and replaced with the following:
“During the Term, so long as Tenant actually occupies the entire Premises, and subject to any right (as of the Execution Date of the Eleventh Amendment) of any existing tenants of the Entire Project, Tenant shall have a right of first offer (“ROFO”) before Landlord actively offers the space to any other person to lease any space that becomes available after the Execution Date of the Eleventh Amendment within the 765 Building or the 777 Building (the “ROFO Space”). Landlord shall promptly notify Tenant (a “ROFO Notice”) if Landlord anticipates any ROFO Space will become available or Landlord receives an offer to lease any ROFO Space. For ten (10) days after Landlord gives Tenant a ROFO Notice, Landlord shall (at Tenant’s request) entertain Tenant’s offer for part or all of the ROFO Space and negotiate in good faith with Tenant to seek to agree upon terms to amend this Lease to add some or all ROFO Space to the Premises. If, ten (10) days after Landlord gives Tenant a ROFO Notice, the parties have not entered into such a Lease amendment (or agreed in writing to extend such ten (10) day period), then Landlord may lease the ROFO Space to any third party(ies). If, however, Landlord later decides to lease less than ninety-five percent (95%) of the ROFO Space (previously offered to Tenant) to another tenant, Landlord shall give Tenant a ROFO Notice for such lesser amount of ROFO Space, and Tenant shall have a new ten (10)-day response period to make an offer for that lesser ROFO Space; provided, however, that if the ROFO Space previously offered to Tenant is space that is configured or marketed as generic and flexible laboratory space such that one or multiple tenants could occupy such space (“Speculative Laboratory Space”), then Landlord shall not be required to give Tenant any additional ROFO Notices for any portion of such Speculative Laboratory Space, regardless of whether Landlord decides to lease less than ninety-five percent (95%) of such Speculative Laboratory Space previously offered to Tenant.”
13.Security Deposit. Effective as of the Execution Date, Tenant shall no longer be obligated to provide the Security Deposit. Within ten (10) days after the Execution Date, Landlord shall return the original of the L/C Security that is currently being held as the Security Deposit (in the amount of Three Million Four Hundred Thousand Dollars ($3,400,000)) to JP Morgan Chase Bank, N.A. in accordance with the instructions set forth in that certain letter agreement dated as of even date herewith by and between Landlord and Tenant. From and after the Execution Date, all references in the Lease to the Security Deposit shall be null and void and of no further force or effect.
14. 755 Premises Termination Option. Section 10 of the Fourth Amendment is hereby deleted in its entirety and replaced with the following: “[Intentionally omitted].”
15.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Eleventh Amendment, other than Studley, Inc. (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Eleventh Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
16.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
17.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: General Counsel

with a copy to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: Vice President of Facilities.

18.Effect of Eleventh Amendment. Except as modified by this Eleventh Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Eleventh Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Eleventh Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Eleventh Amendment.
19.Miscellaneous. This Eleventh Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Eleventh Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
20.Counterparts. This Eleventh Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Eleventh Amendment.
LANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Kevin Simonsen
Name:	Kevin M. Simonsen
Title	VP, Real Estate Legal

TENANT:
REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray Goldberg
Name:	Murray A. Goldberg
Title	Senior Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT A
CURRENT PREMISES
[IMAGE]

NYI-4499570v6

SCHEDULE I

EXHIBIT P

Tenant shall with respect to any full calendar year(s) have the right to elect to arrange or provide Tenant’s own internal security services, internal janitorial services, and/or internal maintenance and repair services, as Tenant elects (the “Excluded Services”) at Tenant’s option for the 735 Building, the 745 Building and the 755 Building (but only to the extent Tenant leases such Buildings in their entirety) (the “Excluded Services Premises”) provided that Tenant gives Landlord notice by November 1 of any calendar year, effective as of January 1 of the next calendar year, of such election (an “Excluded Services Notice”).

Tenant may not give an Excluded Services Notice for internal maintenance and repair services, except to the extent that such internal maintenance and repair services only affect areas within the 735 Building, the 745 Building and the 755 Building and do not affect (a) any structural portions of the Buildings, including the exterior walls, roof, foundation or core of the Buildings or (b) the exterior of the Buildings.

Starting on the first January 1 that occurs at least two months after Landlord receives any Excluded Services Notice (an “Excluded Services Date”), Landlord shall: (e) have no obligation to provide any Excluded Services in the Excluded Services Premises; and (f) for purposes of this Lease, exclude the cost of such Excluded Services from the corresponding CAM Pools for the Excluded Services Premises.

In the event Tenant elects to assume any Excluded Services, Tenant shall (m) at Tenant’s sole cost and expense, procure and maintain contracts, with copies of the same and of any related records furnished promptly to Landlord after execution thereof, in customary form and substance for, and with contractors specializing and experienced in, the repair and maintenance of the equipment and improvements related to such Excluded Services and (n) be responsible for any and all termination and/or severance costs incurred by Landlord under its then-existing service contracts for the Excluded Services in order to transfer such repair and maintenance obligations to Tenant; provided, however, that if such contracts are assignable with respect to services relating only to the 735 Building, the 745 Building or the 755 Building, as the case may be, then Landlord will reasonably cooperate (at Tenant’s sole cost and expense) to assign such contracts from Landlord to Tenant, if Tenant so elects. Notwithstanding the foregoing, in the event Landlord determines (in its reasonable discretion) that Tenant is not repairing and maintaining the improvements or equipment in accordance with Tenant’s obligations under this Exhibit and Section 19.2 of the Lease, Landlord may provide Tenant with a written notice specifying which equipment or improvements Tenant is not maintaining and repairing pursuant to this Exhibit and Section 19.2 of the Lease. Tenant shall have thirty (30) days upon receipt of such notice to cure all failures set forth in such notice. In the event Tenant does not cure such failures within such thirty (30) day period, Landlord may (but shall not be obligated to), upon written notice to Tenant, revoke Tenant’s right to repair and maintain the equipment or improvements listed in such notice and take on such repair and maintenance obligations (including procurement of any such service contracts) in the manner set forth in Section 19.1 of the Lease and, in such event, all costs associated with such repair and maintenance (including procurement of any such service contracts) shall constitute Operating Expenses and shall be included in the appropriate CAM Pool. Notwithstanding anything to the contrary in the Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services or any other services provided by the equipment in which Tenant elects (and therefore is responsible) to maintain and repair pursuant to an Excluded Services Notice.

Tenant may at any time (by giving at least two (2) months’ prior written notice, effective on the next January 1 after the date of such notice) revoke any Excluded Services Notice. After any such revocation, Tenant may not give another Excluded Services Notice for a year. Any Excluded Services Notice (or its revocation) may relate to any one or a combination of the following: (w) all internal security; (x) all janitorial; (y) all internal maintenance and repair services; or (z) all of items (w), (x) and (y).

NYI-4499570v6